CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Pruco Life Insurance Company of New Jersey (the “Registration Statement”) of our report dated March 30, 2020 relating to the financial statements of Pruco Life of New Jersey Variable Contract Real Property Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 30, 2020 relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY
March 30, 2020